EXHIBIT 99.1


Press Release 00-6
FOR IMMEDIATE RELEASE
Contact: Robert I. Schulman, President


                 TREMONT ADVISERS, INC. ANNOUNCES BUY-BACK OFFER
                               FOR CLASS A SHARES,
                       APPROVES FIVE-FOR-FOUR STOCK SPLIT

Rye, NY, June 6, 2000 - Tremont Advisers, Inc. (NASDAQ SmallCap: TMAV) today announced that its Board of Directors approved an offer to buy back up to 200,000 of the Company's 1.6 million outstanding shares of Class A common stock at a price of $11.50 per share. The Company anticipates that the offer will be made on or about June 19, 2000 to shareholders of record on June 8, 2000.

The Company also announced that its Board of Directors approved a five-for-four stock split (with no change in par value) of both the Company's Class A and Class B common shares. The record date for the split is July 31, 2000.

Shareholders of record on July 31, 2000 will be issued a certificate for one additional share of stock for every four Class A or Class B shares owned on the record date. The additional share certificates will be issued and mailed on the pay date -- August 8, 2000 -- by Tremont's transfer agent, ChaseMellon Shareholder Services. Upon completion of the tender offer and split, the Company estimates it will have 6.7- million shares of outstanding Class A and Class B shares. Tremont Adviser's Class B common stock has been listed on the Nasdaq SmallCap Market since early February.

Tremont Advisers, Inc. is a diversified holding company which, through its subsidiaries, is primarily engaged in consulting, information, and investment products for the global alternative investment industry. Through its London-based information and market intelligence unit, TASS Investment Research Limited, the firm provides data on the performance of more than 2,500 alternative investment managers and funds. Tremont, through its subsidiaries, is the investment manager of more than $800 million in proprietary funds and has more than $100 million in insurance policies in force, which are invested in alternative investments. Tremont's wholly owned subsidiaries, Tremont Partners, Inc. and Tremont Securities, Inc., are registered as an investment adviser under the Investment Advisers Act of 1940, and as a registered broker dealer under the Securities Exchange Act of 1934, respectively. Tremont is headquartered in Rye, New York, and has offices in Toronto, Bermuda and London.

For more information on Tremont Advisers, Inc., visit www.tremontadvisers.com

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Certain statements in this Press Release may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. The Company assumes no obligation to update these forward looking statements to reflect actual results, changes in assumption or changes in other factors affecting such forward looking statements.